UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2014
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000
To Our Fellow Shareholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2014 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 18, 2014 at the Company’s training facility at 101 Philip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters.
Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.
For the 2014 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about May 9, 2014, we are mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2014 proxy statement and 2013 annual report to shareholders (including our 2013 annual report on Form 10-K) and how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.
Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.
Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.
Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on June 18.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2014 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, June 18, 2014 at the Company’s training facility at 101 Philip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, for the following purposes:

1.	To elect four (4) Class I members of the Board of Directors of the Company to serve until the 2017 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To approve an amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan;

4.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

5.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 21, 2014 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 29, 2014
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2014: The Notice of Annual Meeting, Proxy Statement, and 2013 Annual Report to Shareholders (including the 2013 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2014 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility at 101 Philip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, on June 18, 2014, commencing at 10:00 a.m., local time.
PROXY SOLICITATION
For the 2014 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about May 9, 2014.

INFORMATION AS TO VOTING SECURITIES
On April 21, 2014, the record date for the annual meeting, there were 60,765,163 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class I directors, (ii) approve an advisory vote on executive compensation, (iii) approve an amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan, and (iv) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class I directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. The advisory vote on executive compensation and the proposals for approval of the amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan and ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class I directors or either of the proposals on advisory approval of executive compensation or approval of the amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of April 25, 2014, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	4,602,506	7.6%
Eugene Banucci	15,297	*
John P. DeVillars	15,223	*
Edward G. Galante	8,967	*
John F. Kaslow	11,831	*
Rod Marlin	248,073	*
Daniel J. McCarthy	10,265	*
John T. Preston	13,889	*
Andrea Robertson	12,757	*
James M. Rutledge	99,674	*
Thomas J. Shields	21,231	*
Eric W. Gerstenberg	32,925	*
David M. Parry	43,336	*
Brian P. Weber	24,350	*
All current directors and executive officers as a group (22 persons)	5,476,620	9.0%
_______________________

*	Less than 1%

(1)
Beneficial ownership has been determined in accordance with the SEC's regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company's common stock which may be acquired under stock options which are exercisable within 60 days of April 25, 2014: Dr. Banucci (12,000 shares), Mr. McCarthy (8,000 shares), Ms. Robertson (4,000 shares) and Mr. Shields (12,000 shares). None of the other directors and executive officers listed in the table held as of April 25, 2014 any stock options which are exercisable within 60 days of that date.

The following table shows each person or entity which, to the Company's knowledge, as of April 25, 2014, “beneficially owned” (as that term is defined above) 5% or more of the total of 60,790,766 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Company, LLP	6,177,599	(1)	10.2%
280 Congress Street
Boston, MA 02210

Relational Investors, LLC	5,516,222	(2)	9.1%
12400 High Bluff Drive, Suite 60
San Diego, CA 92130

Alan S. McKim	4,602,506		7.6%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

TimesSquare Capital Management, LLC	4,434,053	(3)	7.3%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

BlackRock Inc.	3,238,152	(4)	5.3%
40 East 52nd Street
New York, NY 10022

The Vanguard Group	3,066,686	(5)	5.0%
100 Vanguard Blvd.
Malvern, PA 19355
_________________________

(1)
Based upon Amendment No. 1 to Schedule 13G dated January 31, 2014 filed with the SEC, Wellington Management Company, LLP is deemed to have beneficial ownership of 6,177,599 shares of common stock, of which such entity held shared dispositive power as to 6,177,599 shares and shared voting power as to 4,564,422 shares.

(2)
Based upon Schedule 13D filed April 24, 2014 with the SEC, Relational Investors, LLC and certain of its affiliated entities (collectively, the "Relational Investors Entities"), and Ralph V. Whitworth and David H. Batchelder are deemed to have sole voting power and sole dispositive power with respect to all the shares. The Schedule 13D indicates that Messrs.Whitworth and Batchelder have shared voting power and shared dispositive power over the shares owned by the Relational Investors Entities.

(3)
Based upon Amendment No. 1 to Schedule 13G dated December 31, 2013 filed with the SEC, TimesSquare Capital Management, LLC is deemed to have beneficial ownership of 4,434,053 shares of common stock of which such entity held sole dispositive power as to 4,434,053 shares and sole voting power as to 3,589,979 shares.

(4)
Based on Schedule 13G dated December 31, 2013 filed with the SEC, BlackRock Inc. is deemed to have beneficial ownership of 3,238,152 shares of common stock, of which such entity held sole dispositive power as to 3,238,152 shares and sole voting power as to 3,033,215 shares.

(5)
Based upon Amendment No. 1 to Schedule 13G dated December 31, 2013 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 3,066,686 shares of common stock, of which such entity held sole dispositive power as to 3,034,771 shares and sole voting power as to 35,915 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, James M. Rutledge, the Company's Vice Chairman, President and Chief Financial Officer, and Rod Marlin, a former consultant to the Company, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2013, the Board held six meetings, of which two were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the Committees on which they served. All members of the Board also attended the 2013 annual meeting of shareholders.
The Board of Directors of the Company is currently composed of 11 directors classified into three classes. There are now four Class I directors, three Class II directors, and four Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class I directors, Eugene Banucci, Edward G. Galante, John F. Kaslow and Thomas J. Shields, will expire at the 2014 annual meeting. Mr. Kaslow has decided to retire from the Board of Directors at the 2014 annual meeting. The Board has nominated Messrs. Banucci, Galante and Shields to stand for re-election, and John R. Welch to stand for election, as Class I directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In determining whether to recommend a director for re-election, the Committee and the full Board also consider the director's past attendance at meetings and contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2015 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than November 6, 2014. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's 11 current directors. Such directors consist of the four current Class I directors, three of whom (Messrs. Banucci, Galante and Shields), along with John R. Welch, will be standing for election or re-election and one of whom (Mr. Kaslow) will retire at the annual meeting, and the seven other current directors who are not now standing for re-election but who will continue to serve in accordance with their current terms as Class II or Class III directors. This includes information each director has provided about his or her age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value their significant experience on other company boards of directors and board committees.
Directors Standing for Election or Re-election at the Meeting
This year there are three nominees standing for re-election as Class I directors; Eugene Banucci, Edward G. Galante, and Thomas J. Shields; and one nominee standing for election as a Class I director - John R. Welch.
Eugene Banucci, age 70, is the founder, a director and former Executive Chairman of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. From 2005 until February 2010, he served as a director of Zygo Corporation, a public company. He also serves on the Board of a number of private companies including EDS Climate, NexPlanar Corporation and Cambrios Technologies Corporation. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and is the Chairman of the Board's Compensation Committee and a member of the Board's Audit Committee. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies.
Edward G. Galante, age 63, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern's Board of Trustees and as an Executive-in-Residence in its D'Amore - McKim School of Business Administration. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he chairs the compensation and executive development committee and sits on the governance and nominating committee; Foster Wheeler Ltd. (NASDAQ: FWLT), where he sits on the audit committee and chairs the compensation and executive development committee; Celanese Corporation (NYSE: CE), where he is a member of the audit committee and environmental safety, health and public policy committee; Junior Achievement Worldwide; and the United Way Foundation and United Way of Metropolitan Dallas. The Company's Board of Directors elected Mr. Galante as an additional director on September 21, 2010 and appointed him to the Corporate Governance Committee, of which he now serves as Chairman. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, which accounts for a significant portion of the Company's business, Mr. Galante's responsibility for Exxon Mobil's Public Affairs and Safety, Health and Environmental activities and his services as a director and board committee member of three other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.
Thomas J. Shields, age 66, is a Managing Director of Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He served as the presiding director and chairman of the audit committee of B.J.'s Wholesale Club, Inc., a public company, and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. He has served as Chairman of the Audit Committee of the Board since 2005 and serves on the Corporate Governance Committee, and he is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board considerable investment banking skills and experience as a director of private and public companies.
John R. Welch, age 57, is a Director (Senior Partner) in the Boston office of McKinsey & Company, an international business consulting firm, and has served clients across a variety of industries for 29 years. From 2007 to 2012, he was the Managing Partner of McKinsey’s New England Practice, and from 2001 to 2005 he led the firm’s Strategy Practice.  He has written several articles on mergers and acquisitions and capital markets approach to strategy.  He has been a leader of McKinsey’s internal training program throughout his career and serves on the McKinsey Committee which evaluates and elects partners. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum and worked in the Municipal Lending Group at Bank of America.  If elected as a director of the Company, Mr. Welch will bring to the Board his considerable experience in business consulting, operations and finance. He holds an MBA from the University of Chicago, where he has completed all his coursework towards a PhD in Finance, and BS and MS degrees in chemical engineering from Cornell University.

Directors Not Standing for Re-election at the Meeting
John P. DeVillars, age 64, is the Managing Partner of BlueWave Capital, LLC, a privately-owned renewable energy development company with development projects in New England, South Africa and the Caribbean. Mr. DeVillars is currently a director of Next Step Living, a private residential and commercial energy efficiency company. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a private company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. In March 2012, Mr. DeVillars was appointed by the Administrator of the U.S. Environmental Protection Agency to the National Advisory Council on Environmental Policy and Technology, the Agency's leading panel of independent, outside advisors on policy, management and technology. Mr. DeVillars holds a BA from the University of Pennsylvania and an MPA from Harvard University. He has served as a director of the Company since 2001 and serves on the Board's Compensation Committee. In addition to Mr. DeVillars' considerable knowledge of the environmental services industry and regulations, he brings to the Board unique knowledge of the highly regulated environmental services industry from a governmental perspective. His current term as a Class III director will expire in 2016.
John F. Kaslow, age 81, is the retired Executive Vice President and Chief Operating Officer of New England Electric System (“NEES”), an electric power company now owned by National Grid. He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES, he served as an Executive Advisor to the Electric Power Research Institute from 1990 until 1998 and continues to serve as an electric power industry consultant. Mr. Kaslow also served as a director and chairman of the board of the Doble Engineering Company, a private company, and as a director of the New England Council and Merrimack College. He holds a BS from the University of Massachusetts - Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He served as a director of the Company from 1991 to 2005 and returned to its Board in February of 2007. Mr. Kaslow has served 19 years on the Board's Audit Committee and 16 years on the Board's Corporate Governance Committee including, from 2010 through 2013, as Chairman. He also brings to the Board considerable experience and knowledge of the electric power industry that is an important customer for the Company. His current term as a Class I director will expire at the annual meeting and he has decided to retire from the Board effective as of such time.
Daniel J. McCarthy, age 81, is a Professor of Global Management and Innovation at Northeastern University's D'Amore - McKim School of Business. He has taught at the Northeastern University's School of Business since 1972, prior to which he was President of Computer Environments Corporation, a public company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization as a member of its audit committee and as chairman of its investment committee. Dr. McCarthy also served as director and member of the audit and compensation committees of MANAGEDCOMP, Inc., a private company. Dr. McCarthy holds a BA and an MBA from Dartmouth College and a DBA from Harvard Business School. Dr. McCarthy is the longest serving non-employee member of the Company's Board. He is personally familiar with all senior management of the Company and communicates well with that group. He has served on the Board's Compensation Committee since 1987. He was elected in 2005 by the Board as Lead Director and continues to serve in that capacity. Dr. McCarthy's long tenure of service on the Board gives him a unique perspective of the Company and a considerable knowledge of the environmental services industry. His current term as a Class III director will expire in 2016.
Alan S. McKim, age 59, founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business. He now serves on Northeastern University's Board of Trustees, and he holds an honorary doctorate from the Massachusetts Maritime Academy. Mr. McKim is recognized as an industry leader, with over 30 years experience in the environmental services business, and is the largest individual shareholder of the Company. His current term as a Class II director will expire in 2015.

Rod Marlin, age 66, was the President and Chief Executive Officer of Eveready Inc., a public company listed on the Toronto Stock Exchange headquartered in Edmonton, Alberta, and its predecessors from 2002 until the Company's acquisition of Eveready on July 31, 2009. From October 2009 until January 2014, Mr. Marlin was the Chief Executive Officer of ENTREC Corporation, a public Canadian company listed on the TSX Venture Exchange which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin ceased to be the chief executive officer of ENTREC in January 2014, but currently serves as Executive Chairman. He also currently serves as a director, chair of the governance, compensation and nominating committee, and member of the audit committee of Temple Hotels Inc., a public company listed on the Toronto Stock Exchange. Approximately 32% of Clean Harbors' total revenues during 2013 were recorded in Canada. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling various Canadian businesses. His current term as a Class II director will expire in 2015.
John T. Preston, age 64, is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a board advisor for Mars, Incorporated, a private company, and a director of numerous other private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University. He has served as a director of the Company since 1995 and now serves on the Corporate Governance Committee. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance. His current term as a Class II director will expire in 2015.
Andrea Robertson, age 56, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College and the Board of Directors of Prevent Child Abuse America. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act and serves on the Board's Audit and Compensation Committees. Ms. Robertson brings to the Board considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. Her current term as a Class III director will expire in 2016.
James M. Rutledge, age 61, is Vice Chairman of the Company's Board of Directors, President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional Director and Vice Chairman and on August 20, 2012 as President. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University. Mr. Rutledge's experience as the Chief Financial Officer of the Company and of four previous publicly-held companies give him valuable insight into financial and financial reporting matters. His current term as a Class III director will expire in 2016.
Election of each of the four Class I directors who are standing for election or re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. Banucci, Galante, Shields and Welch as Class I directors of the Company for a three-year term, until the 2017 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. Banucci, Galante, Shields and Welch as Class I directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and all public Massachusetts corporations have by law a staggered board of directors with either two or three classes of directors unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board of directors promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is a non-management, independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Daniel J. McCarthy has served as Lead Director since 2005 and a member of the Board since 1987.
The Company's Board believes this board leadership structure is the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman of the Board and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company through its growth for the benefit of the shareholders, employees and other interested parties. The Board believes that, particularly because Mr. McKim is the Company's largest individual shareholder, Mr. McKim has always placed major emphasis on the interests of the shareholders. The Board also believes this structure is appropriate because eight of the current 11 members of the Company's Board of Directors are “independent,” as described below under “Corporate Governance - Director Independence,” and the Board elects from the independent directors a Lead Director with the authority described above.

Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters of each of the Board's committees as described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board of Directors be “independent” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, John P. DeVillars, Edward G. Galante,

John F. Kaslow, Daniel J. McCarthy, John T. Preston, Andrea Robertson and Thomas J. Shields. Accordingly, the Board has determined that eight out of the total of 11 current members of the Board are independent. The Board has determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that each of Alan S. McKim, James M. Rutledge and Rod Marlin are not independent. Alan S. McKim and James M. Rutledge are, respectively, the Company's Chairman and Chief Executive Officer, and Vice Chairman, President and Chief Financial Officer, and, in such capacities, each of them is an employee of the Company. Rod Marlin was the former President and Chief Executive Officer of Eveready Inc., which became a subsidiary of the Company on July 31, 2009, and from October 2009 until January 2014, Mr. Marlin was the Chief Executive Officer of ENTREC Corporation, a publicly-held Canadian company which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin ceased to be the chief executive officer of ENTREC in January 2014, but currently serves as Executive Chairman and holds approximately 2.0% of the outstanding common shares. During 2013, the Company, in the ordinary course of its business and at rates comparable to those which would have been obtainable from unaffiliated third parties, obtained certain crane and transport services from ENTREC as described below in this proxy statement under “Related Party Transactions.”

Board Committees
The Board has established three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that each of the Committees of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each member of each Committee is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are two of the members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three Committees are appointed by the Board, and each Committee operates under a charter approved by the Board. As described above, those charters are available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Audit Committee
During 2013, Thomas Shields, Chairman, Eugene Banucci, John Kaslow and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, and fulfill its oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management. During 2013, there were four meetings of the Audit Committee.
Compensation Committee
During 2013, Eugene Banucci, who now serves as Chairman, Daniel McCarthy, who served as Chairman prior to June 2012, John DeVillars and Andrea Robertson served on the Compensation Committee. The primary responsibilities of the Compensation Committee are to recommend the base salary for the Chief Executive Officer to the full Board of Directors, review and approval of the base salary for the other senior executive officers, administer the Company's management incentive cash bonus plans (which now consist of the 2014 Annual CEO Incentive Plan and the Management Incentive Plan, each as described below under “Compensation Discussion and Analysis”) and equity incentive plans, review and approve the Company’s other management compensation policies, and oversee the trustees of the Company's 401(k) Plan. The Committee also works with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff and determining over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events (such as a major acquisition or change in GAAP) which become effective during such year. Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company.

Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving those goals during the year and determines the level of bonuses (if any) which are payable to the CEO and senior executive staff based on such level of achievement and certain other factors. The Compensation Committee held nine meetings during 2013, of which five were by written consent.
Corporate Governance Committee
During 2013, John Kaslow served as Chairman, along with Edward Galante, John Preston and Thomas Shields, on the Corporate Governance Committee. At the end of 2013, Mr. Kaslow stepped down as Chairman and Mr. Galante was appointed to serve in such capacity. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and Board officers, recommend committee structures, review director independence and compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held three meetings during 2013.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Dr. Banucci, Mr. McCarthy, Mr. DeVillars and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o Michael McDonald, Assistant General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. All correspondence received as such will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing and plans to address any significant potential vulnerability.

DIRECTOR COMPENSATION
For the period from January 1 to September 30, 2013, the Company's policy was to pay in cash to each non-employee director an annual retainer fee of $40,000, plus $6,000 for serving on the Compensation Committee or Corporate Governance Committee, $10,000 for serving on the Audit Committee, $20,000 for serving as the Chairman of the Audit Committee, $10,000 for serving as the Chairman of the Compensation Committee or Corporate Governance Committee, and $10,000 for serving as the Lead Director. Effective as of October 1, 2013, the Company’s Board of Directors increased the annual retainer fee for each non-employee director from $40,000 to $60,000, plus $7,500 (rather than $6,000) for serving on the Compensation Committee, $12,000 (rather than $10,000) for serving as the Chairman of the Compensation Committee or the Corporate Governance Committee, and $20,000 (rather than $10,000) for serving as the Lead Director. The annual fees for serving on the Audit Committee ($10,000), the Corporate Governance Committee ($6,000), or as Chairman of the Audit Committee ($20,000) were not changed. Directors are also reimbursed for the expenses they incur in connection with service on the Board and its Committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, the Company's policy for the period prior to October 1, 2013 was to grant under the Company's 2010 Stock Incentive Plan promptly following the annual meeting of shareholders to each of the non-employee directors then elected or then serving as continuing directors such number of restricted shares of the Company's common stock as would have a market value of $75,000 determined based on the 15 trading days ending five days prior to the date of such meeting. Promptly following the Company's annual meeting on May 6, 2013, the Company therefore issued 1,334 restricted shares to each of the nine non-employee directors, with such restricted shares having a market value of $72,383 on grant date. Effective as of October 1, 2013, the Company’s Board of Directors increased the market value of the annual grant of restricted shares to each of the non-employee directors from $75,000 to $100,000, and determined that the number of shares in each grant would in the future be calculated based on the market value of the Company’s common stock on the respective grant date rather than over the 15 prior trading days. Because the non-employee directors will serve for approximately seven months between October 1, 2013 and the 2014 annual meeting of shareholders, the Board made on October 1, 2013 a supplemental grant of 249 restricted shares to each of the non-employee directors having a market value on October 1, 2013 of $14,591 (7/12 of the $25,000 difference between $75,000 and $100,000). All of the restricted shares granted to the non-employee directors on either May 6 or October 1, 2013, will vest at the start of the 2014 annual meeting of shareholders provided such directors continue to serve as directors through such date.

The following table describes the compensation paid by the Company to each of its non-employee directors during 2013:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$65,500	$86,974	—	—	$152,474
John P. DeVillars	$51,000	$86,974	—	—	$137,974
Edward G. Galante	$51,000	$86,974	—	—	$137,974
John F. Kaslow	$65,500	$86,974	—	—	$152,474
Rod Marlin	$45,000	$86,974	—	—	$131,974
Daniel J. McCarthy	$63,875	$86,974	—	—	$150,849
John T. Preston	$51,000	$86,974	—	—	$137,974
Andrea Robertson	$61,375	$86,974	—	—	$148,349
Thomas J. Shields	$71,000	$86,974	—	—	$157,974
_____________________________

(1)
The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. The aggregate number of unvested restricted shares held by each non-employee director as of December 31, 2013 was as follows: Dr. Banucci (1,583 shares), Mr. DeVillars (1,583 shares), Mr. Galante (1,583 shares), Mr. Kaslow (1,583 shares), Mr. Marlin (1,583 shares), Dr. McCarthy (1,583 shares), Mr. Preston (1,583 shares), Ms. Robertson (1,583 shares) and Mr. Shields (1,583 shares).

(2)
None of the non-employee directors were granted any stock options during 2013, nor were any stock options held by them repriced or otherwise modified. The aggregate number of shares subject to stock options (vested and unvested) held by each non-employee director as of December 31, 2013 was as follows: Dr. Banucci (12,000 shares), Mr. McCarthy (8,000 shares), Ms. Robertson (4,000 shares) and Mr. Shields (12,000 shares).

EXECUTIVE OFFICERS
The Company’s current executive officers and their respective ages as of March 4, 2014, are as follows:

Name	Age	Position
Alan S. McKim	59	Chairman of the Board of Directors and Chief Executive Officer
James M. Rutledge	61	Vice Chairman of the Board, President and Chief Financial Officer
Michael L. Battles	45	Senior Vice President, Corporate Controller and Chief Accounting Officer
Jerry E. Correll	64	President, Safety-Kleen Environmental Services*
George L. Curtis	55	Executive Vice President, Pricing and Proposals*
David E. Eckelbarger	51	Executive Vice President, Supply Chain*
Deirdre J. Evens	50	Executive Vice President, Human Resources*
Eric W. Gerstenberg	45	President, Environmental Services*
Curt C. Knapp	55	Executive Vice President, Marketing and Oil Re-refining Sales*
Marvin Lefebvre	56	Executive Vice President, Oil and Gas Field Services*
David M. Parry	48	President, Industrial and Field Services*
Michael J. Twohig	51	Executive Vice President and Chief Administrative Officer*
Brian P. Weber	46	Executive Vice President, Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.
Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors and Chief Executive Officer. He has been a director of the Company since its formation and serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University.
James M. Rutledge is Vice Chairman of the Company's Board of Directors, President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional director of the Company and Vice Chairman of the Board and on August 20, 2012 as President. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University.
Michael L. Battles is Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Battles joined the Company in September 2013. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business, directing financial planning across each of the business units within Human Health. Prior to his role in Human Health, he served as Chief Accounting Officer for several years and Acting Chief Financial Officer during a one-year search period. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.
Jerry E. Correll is President, Safety-Kleen Environmental Services. Mr. Correll joined the Company in 2002, and has served in a variety of prior management positions including most recently Executive Vice President - Environmental Sales. From 1986 to 2002, Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp., including Regional Vice President - Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a BS in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.
George L. Curtis is Executive Vice President - Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and

Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.
David E. Eckelbarger is Executive Vice President, Supply Chain. He joined the Company in December 2012 in connection with the Company's acquisition of Safety-Kleen. From 2002 to 2012, he held several executive positions with Safety-Kleen, most recently Executive Vice President, Environmental Services, responsible for Safety-Kleen's environmental services, parts cleaning and used oil collection business. Mr. Eckelbarger is a graduate of the United States Military Academy and holds an MBA from Harvard University.
Deirdre J. Evens is Executive Vice President, Human Resources. Ms. Evens joined the Company in June 2007 and recently served as Executive Vice President of Corporate Sales and Business Development. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ's Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a global provider of instant photography, digital imaging and consumer electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid's Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a BS in Engineering from Cornell University.
Eric W. Gerstenberg is President, Environmental Services. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company, including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.
Curt C. Knapp is Executive Vice President, Marketing and Oil Re-refining Sales. Mr. Knapp joined the Company in December 2012 in connection with the Company's acquisition of Safety-Kleen, Inc. From 2008 to December 2012, he served in various sales and marketing capacities in Safety-Kleen's oil re-refining business and, in 2011, was appointed as Safety-Kleen's Senior Vice President and Chief Marketing Officer. Before joining Safety-Kleen, Mr. Knapp served for more than 20 years in management capacities at The Marketing Arm, a part of the Omnicom Group, Waste Management Inc., Sunoco Lubricants, Warren Distribution and Castrol North America. He began his career as a process engineer for Texaco Chemical Company. Mr. Knapp holds a BS in biochemical engineering from Rutgers College of Engineering and an MBA in finance from Rutgers Graduate School of Management.
Marvin Lefebvre is Executive Vice President, Oil and Gas Field Services. He joined the Company as Executive Vice President - Exploration Services in connection with the Company's acquisition of Eveready Inc. on July 31, 2009. Prior to that acquisition, Mr. Lefebvre was Vice President, Operations of Eveready since March 2005. Prior to March 2005, Mr. Lefebvre was the President and Chief Executive Officer of the former River Valley Energy Services Ltd., the predecessor to River Valley Income Fund, from July 2002 until the completion of the reorganization of that entity into River Valley Income Fund. Mr. Lefebvre was also the director and sole shareholder of River Valley Construction Ltd. from 1988 to 2000 and the President and a director of River Valley Contracting Ltd. and River Valley Drilling Inc. from 2000 until its amalgamation with its parent company, the former River Valley Energy Services Ltd.
David M. Parry is President, Industrial and Field Services. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including most recently President, Energy and Industrial Services. He also previously held the positions of Executive Vice President - Energy and Industrial Services, Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.
Michael J. Twohig is Executive Vice President and Chief Administrative Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Senior Vice President and Chief Information Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.
Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS
During the fiscal year from January 1 to December 31, 2013, the Company entered into the following transactions with entities affiliated with a director (or director nominee) or executive officer of the Company and made payments of:
(i) approximately $2.9 million to ENTREC Corporation, a publicly-held company of which Rod Marlin, a director of the Company, was then the Chairman and Chief Executive Officer and of which he beneficially owns approximately 2.0% of the outstanding common shares, for crane and transport services, which fees represented approximately 2% of ENTREC’s total revenues for 2013;
(ii) approximately $0.9 million to McKinsey & Company, an international consulting firm of which John Welch, a nominee for director of the Company, is a Director (Senior Partner), for project-based consulting services relating to the integration of Safety-Kleen and Clean Harbors, which services were rendered prior to the discussions between the Company and Mr. Welch relating to potential nomination for election as a director and which fees represented significantly less than 1% of McKinsey & Company’s total revenues for 2013; and
(iii) approximately $1.5 million to companies controlled or influenced by Marvin Lefebvre, Executive Vice President, Oil and Gas Field Services, or by members of his family, for real property rental and related costs and equipment rental and repair costs.
All of the transactions described above in this paragraph occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described in the preceding paragraphs, the Company did not participate during 2013 in any transactions involving amounts exceeding $120,000 in which any of the Company's directors (including director nominees), executive officers or beneficial holders of more than 5% of the Company's common stock, nor any of their immediate family members, had a direct or indirect material interest.
Under the written charter of the Audit Committee of the Company’s Board of Directors, the Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Company's executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2009 to December 31, 2013, a total shareowner return of 89%, compared to 108% for the NYSE Composite Index and 73% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).
The Compensation Committee of the Company's Board of Directors believes in pay-for-performance. Except for relatively modest base salaries and benefits and limited portions of long-term equity incentives provided in the form of time-vesting restricted shares (with the majority of restricted shares being performance-based), the Company's cash bonus and equity incentive programs are performance-based. Furthermore, in establishing on an annual basis the performance goals for performance-based cash bonuses and restricted stock grants, the Committee has set those goals at a fairly high level.
As more fully described below, the Compensation Committee designs the Company's compensation programs so that if all performance goals for cash bonuses and equity incentives are satisfied, approximately 60% of total potential compensation for each executive officer will be performance-based and the remaining 40% will be in the form of base salary, benefits and time-vesting restricted shares. However, because of the Company’s performance during 2012 and 2013, none of the cash bonuses which could potentially have been earned for 2012 or 2013 under the Company's CEO Annual Incentive Bonus Plan became payable, only 36% and none of the total cash bonuses which could potentially be earned for 2012 or 2013 under the Company's Management Incentive Plan (for senior managers other than the CEO) became payable, and none of the performance-based restricted stock awards granted under the Company's 2012/2013 or 2013/2014 Long-Term Equity Incentive Programs vested during 2012 or 2013. Furthermore, Alan S. McKim, the Company's founder and Chief Executive Officer, has always refused to accept any form of equity incentive. The Company has not granted stock options to any of its other executive officers in the past eight years.
Some of the key factors which related to performance-based compensation for 2013 were as follows:

•
The Company's total revenue increased by 60.4% to $3.51 billion, compared with $2.19 billion for 2012, primarily related to the integration of our Safety-Kleen business complemented by increases in our Industrial and Field Services and Technical Services segments.

•
The Company's reported “Adjusted EBITDA” increased 36.5% to $510.1 million, compared with $373.8 million for 2012. The Company's Adjusted EBITDA is reported and reconciled to the Company's net income on page 30 of the Company's Annual Report on Form 10-K for the year ended December 31, 2013 which accompanies this proxy statement. Adjusted EBITDA consists of net income, as determined in accordance with generally accepted accounting principles (“GAAP”), plus accretion of environmental liabilities, depreciation and amortization, net interest expense and provision for income taxes. Also excluded are other expense (income), loss on early extinguishment of debt, and pre-tax, non-cash acquisition accounting inventory adjustments, as these amounts are not considered part of normal business operations. However, that Adjusted EBITDA of $510.1 million was significantly below the 2013 budget approved by the Board of Directors upon which the Company had prepared and issued guidance, following the third quarter of 2013, of between $523.0 to $528.0 million of Adjusted EBITDA for the full-year 2013.

•	The Company’s health and safety performance, as measured by the total recordable incident rate (“TRIR”), improved to 1.78 for 2013, compared with 1.83 for 2012.
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company's Chief Executive Officer (the “CEO”), the two persons who served during portions of 2013 as the Company's Chief Financial Officer (the “CFO”), and the three other executive officers who had the highest total compensation for 2013 as set forth in such Table (these six executive officers being collectively referred to below as the “Named Executive Officers”). This Compensation Discussion and Analysis will discuss corporate and individual performance goals for senior executive officers, including the Named Executive Officers. These goals are disclosed in the limited context of the Company's executive compensation programs. You should not interpret them as statements of the Company's expectations or as any form of guidance, and we caution you not to apply the statements or disclosures in the Compensation Discussion and Analysis in any other context.
Role of the Compensation Committee
The Compensation Committee of the Board of Directors (the “Committee”) currently consists of four independent directors. The Committee's major responsibilities include the recommendation to the full Board of the base salary for the Company's CEO, review and approval of the base salaries for the other senior executive officers, administration of the Company's management incentive cash bonus and equity incentive plans, review and approval of the Company’s other management compensation policies, and oversight of the trustees of the Company's 401(k) Plan. As part of such responsibilities, the Committee administers the Company's CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans as described below.
On March 3, 2013, the Committee delegated to Alan S. McKim, the Company's CEO, authority to issue (primarily to newly hired employees) during 2013 up to a total of 40,000 performance-based restricted stock awards under the Company's 2013/2014 Long-Term Equity Incentive Program and up to a total of 40,000 time-vesting restricted stock awards under the Company's 2010 Stock Incentive Plan, each as described below, provided that no one individual would receive more than 3,000 of such performance-based restricted stock awards and 3,000 of such time-vesting restricted stock awards and no grants (without specific Committee approval) would be made to any Named Executive Officer. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee. The Committee works with the CEO near the beginning of each year to establish criteria and performance goals for awards under the Company's incentive bonus and equity incentive plans and then determines over the course of each year whether any modifications to such criteria and performance goals are appropriate to adjust for the effects of extraordinary events (such as a major acquisition or change in GAAP). Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year have been achieved and the amount (if any) of bonuses which the Company will pay to the CEO and other executive officers for such year. The Committee also considers proposals from the CEO for determination of executive compensation for members of senior management other than the CEO.

Consideration of Recent Shareholder Advisory Votes on Executive Compensation
At the Company's annual meeting of shareholders held on May 6, 2013, the Company's shareholders approved by a favorable vote of 99.7% of the shares voted on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company's proxy statement for such annual meeting. The Compensation Committee considered the results of that advisory vote in connection with its determination of compensation for 2014 by continuing the "pay-for-performance" philosophy and objectives used in prior years.

Compensation Philosophy and Objectives
The Compensation Committee's fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making up to 60% of total potential compensation performance-based. Compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted stock awards.
Use of Compensation Consultants
Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company's total current compensation and mix of compensation for executive officers, the Compensation Committee in August 2012 engaged CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform a market survey and prepare a report on compensation for executive officers. This review updated the market survey and report which CFS had performed for the Compensation Committee in 2010 and 2011. The Committee determined that it was appropriate for the Committee to hire CFS to perform an updated market survey and report, particularly in light of the increase in the revenues of the Company.
CFS delivered its report to the Compensation Committee in November 2012, and the Committee considered that report for purposes of its decisions relating to 2013 compensation described in this Compensation Discussion and Analysis. In August 2013, the Compensation Committee hired CFS to prepare a further update on executive compensation, and CFS delivered to the Committee a related report dated September 10, 2013. However, because that further update and report was not available at the time the Compensation Committee made its decisions with respect to management compensation for 2013 (other than decisions relating to the payment of bonuses for 2013), that further update and report did not affect such decisions as described in this discussion and analysis. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2013, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.
For purposes of the CFS report delivered in November 2012, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 19 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with whom the Company competed during 2011-2012 for business and executive talent, and except for three significantly larger companies (Peabody Energy Corporation, Republic Services, Inc. and Waste Management, Inc.) and five significantly smaller companies (Perma-Fix Environmental Services, Inc., US Ecology, Inc., WCA Waste Corporation, TRC Companies, Inc. and MGE Energy Inc.), those peer companies generally had annual revenues for 2011 ranging from approximately 0.5 to 2.0 times the Company's pro forma (after giving effect to the Safety-Kleen acquisition) annual revenue of approximately $3.2 billion for 2011. The companies selected by CFS for purposes of its report were:

Perma-Fix Environmental Services, Inc.	El Paso Corp.
US Ecology, Inc.	Spectra Energy Corp.
WCA Waste Corporation	Consolidated Energy Inc.
TRC Companies, Inc.	NuStar Energy L.P.
MGE Energy Inc.	Cliffs Natural Resources Inc.
Casella Waste Systems	Alpha National Resources, Inc.
Waste Connections, Inc.	Peabody Energy Corporation
Stericycle, Inc.	Republic Services, Inc.
EnergySolutions, Inc.	Waste Management, Inc.
American Water Works Company, Inc.
Base Salary
The Compensation Committee seeks to set the executive officers' base salaries, together (except in the case of the CEO) with limited amounts of time-vesting restricted shares, at no more than 40% of each such officer's total potential compensation. In addition to base salaries and benefits available to all employees, the Committee provides the Named Executive Officers the opportunity to receive up to approximately 60% of their total compensation through performance-based cash bonuses and (except in the case of the CEO) increases in equity value through performance-based restricted stock awards.
As described above under “Use of Compensation Consultants,” the Compensation Committee retained CFS in 2012 to prepare a report of how the Company's compensation program for 2011 (on a pro forma basis giving effect to the Safety-Kleen acquisition) compared to the programs of the comparable companies described in that report. The report delivered in November 2012 pointed out, in particular, the significant increase in responsibilities of the Named Executive Officers because of the increase in the revenues of the Company and because, in the case of Mr. Rutledge, he had become on August 20, 2012, the Company’s President and Chief Operating Officer as well as continuing as the Company's Chief Financial Officer. The Committee determined at a meeting on March 3, 2013, to increase the 2013 base salaries (effective as of June 1, 2013) of certain of the Named Executive Officers, other than the CEO, in order to bring those base salaries into approximately the middle third of the comparable companies identified in the CFS report. The Committee increased the 2013 base salaries of Mr. Rutledge from $435,000 to $500,000, Mr. Gerstenberg from $395,000 to $450,000, and Mr. Weber from $300,000 to $325,000, while continuing the base salary of Mr. Parry at $395,000.
Based on its review of the factors described above, the Committee also recommended to the full Board that the 2013 base salary of Alan S. McKim, the CEO, be continued at $950,000. The Board approved that recommendation on March 4, 2013.
Benefits
The Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance; and participation in the Company's 401(k) Plan (for U.S. citizens) or Registered Retired Savings Plan (for Canadian citizens).
Performance-Based Cash Bonuses
The Company maintained for 2013 two plans under which the Compensation Committee was authorized to grant cash bonuses to members of senior management based upon satisfaction of performance goals which were approved by the Committee during the first quarter of 2013. As described below, because of the Company’s performance during 2013, no bonuses were paid for 2013 under either such plan. In addition, no bonuses of any kind were paid to the CEO for 2013, and the only bonuses which were paid for 2013 to the Named Executive Officers (other than the CEO) and other members of senior management were bonuses approved by the Compensation Committee outside of those two plans and paid to an aggregate of 15 members of senior management aggregating $2.8 million based upon achieving over $70.0 million of synergy savings to the Company. Of those bonuses, $175,000, $175,000, $175,000, and $250,000 were paid to Mr. Rutledge, Mr. Gerstenberg, Mr. Parry and Mr. Weber, respectively.
The first such plan was the CEO Annual Incentive Bonus Plan, which was approved by the Company's shareholders at the 2009 annual meeting and under which potential bonuses for the CEO were calculated for the years 2009-2013. That Plan has been succeeded and replaced effective as of January 1, 2014 by the Company’s substantially similar 2014 Annual CEO Incentive Plan approved by the Company’s shareholders at the 2013 annual meeting and under which potential bonuses for the CEO will be calculated for the years 2014-2018. The purposes of the CEO Annual Incentive Bonus Plan were (and the purposes of the 2014 Annual CEO Incentive Plan are) to provide an incentive each year for performance of the Company's CEO by making a significant percentage of the CEO's total compensation dependent upon the level of the CEO's or the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the “Code”). More information about the CEO Annual Incentive Bonus Plan and the cash bonus which the CEO could potentially earn thereunder for 2013 is set forth below under “Chief Executive Officer Compensation.” See also “Approval of Amendment to Section 6(m) of the 2014 CEO Annual Incentive Plan” below in this proxy statement for a description of the 2014 CEO Annual Incentive Plan and a proposed amendment thereto.
The second such plan was the Management Incentive Plan (the “MIP”) under which the Compensation Committee can award cash bonuses to members of senior management other than the CEO. Acting on the recommendation of the Committee, the Company's Board of Directors adopted the MIP on December 8, 2008, and amended and restated that plan on each of May 10, 2010 and March 5, 2012. The amended and restated MIP was approved by the shareholders at the 2012 annual meeting, and bonuses paid pursuant to the MIP are intended to be fully deductible under Section 162(m) of the Code.
The terms of potential cash bonuses for 2013 under the MIP, which were approved by the Committee on March 3, 2013, covered 61 managers. Such managers included all of the Named Executive Officers other than the CEO. Participants were potentially eligible to earn a bonus (payable in the first quarter of 2014) equal to up to between 6.7% and 140% of their base salaries (depending on their level of management responsibility) if the Company achieved or exceeded certain goals based on the level of the Company's “MIP EBITDA.” MIP EBITDA consists of the Company's Adjusted EBITDA, as described above, with certain adjustments established by the Committee for amounts which are not derived from the Company's normal operations and over which the participants in the MIP do not exercise control. For 2013, these adjustments included acquisition and integration expenses, amounts based on changes in environmental liability estimates, foreign currency conversion rates, and adjustments to accrued compensation expense to reflect the amount of bonuses actually paid. The threshold MIP EBITDA target to be achieved in 2013, as established by the Committee on March 3, 2013 in order for a participant to receive a minimum of 33.3% of the maximum potential bonus, was $525 million, and a participant under the MIP could receive his or her maximum potential bonus if the Company achieved a MIP EBITDA of $690 million.
The Committee determined on March 10, 2014 that the Company's MIP EBITDA for 2013 was $514.3 million, which was less than the threshold performance goal of the MIP for 2013 described above. The participants in the MIP for 2013 therefore did not receive any cash bonuses based on MIP EBITDA.
In addition to their right to receive bonuses along with the other members of senior management who participated in the MIP during 2013, the 13 members of the Company's Executive Staff who reported directly to the CEO during 2013, including each of the Named Executive Officers other than the CEO, also participated during 2013 in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, each such member of the Executive Staff had a potential right to earn (in addition to the bonus potentially available to all participants in the MIP for 2013 based on achievement of the MIP EBITDA goals described above) a bonus based on satisfaction of certain personal goals approved by the Compensation Committee during the first quarter of 2013. Potential bonuses under the SEIP were between 3% and 10% of base salary for achievement of each personal goal, subject to an aggregate maximum of 30% of base salary if all such personal goals were fully satisfied. During 2013, each of the Named Executive Officers (other than the CEO) was successful in satisfying certain of his respective personal goals established by the Committee under the SEIP. However, the terms of the MIP (which includes the SEIP) provides that, in deciding whether to grant bonuses under the MIP to any participant for any year, the Committee has discretion, if it deems it to be in the best interests of the Company, to decrease, but not increase, amounts which would otherwise be payable for such year. At their meeting on March 10, 2014, the Committee determined, because of the Company’s overall performance during 2013, that no bonuses would be paid under the SEIP for 2013.
The Committee believes that the MIP EBITDA goals and SEIP personal goals established under the MIP for 2013 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company's performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take any excessive risks in connection with achieving such goals and that, by including in the personal goals of certain of the Named Executive Officers improvements in health and safety statistics of the Company or the divisions over which those Named Executive Officers exercise control, the goals were consistent with reducing the Company's overall risks.
Long-Term Equity Incentives
The final element of compensation for senior executives (other than the CEO) is long-term equity incentives, designed to align the interests of participants with those of the Company's shareholders and to encourage retention of senior executives through periodic vesting. Because of his substantial holding of the Company’s shares derived from being the Company's founder, Alan S. McKim, the CEO, has always in the past refused to accept any grant of an equity incentive, and the Compensation Committee believes that awarding or not awarding Mr. McKim equity compensation would not have any bearing on his 100% commitment to the goals of the Company's shareholders. Since 2005, the Compensation Committee has also not provided stock options to any other executive officers and all of the equity incentives provided to any executive officers have been in the form of awards of restricted stock.
Prior to 2010, awards of non-performance-based restricted stock, with vesting contingent upon continued employment over a specific term, were generally limited to newly-hired or promoted employees. In 2010, the Committee commenced granting to certain executive officers and other senior managers, in addition to performance share awards as described below, some non-performance restricted stock awards which vest over time depending on continued employment. During 2013, the Committee , including shares authorized by the CEO, granted a total of 282,876 restricted stock awards to a total of 148 executive officers and other senior managers with vesting over either a three-year or a five-year period, in each case subject to continued employment. Pursuant to such grants, Mr. Rutledge, the Vice Chairman, President and (from February to December 2013) CFO, received 32,517 shares, Mr. Gerstenberg, President-Environmental Services, received 18,557 shares, Mr. Parry, President-Industrial and Field Services, received 18,557 shares, and Mr. Weber, Executive Vice President - Corporate Planning and Development, received 6,161 shares.
The Committee has also since 2005 granted performance-based restricted stock awards as a form of long-term equity incentive under the Company's Stock Incentive Plans. Under Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plans, the Committee grants to members of the Strategic Leadership Team (“SLT”) performance-based restricted stock awards with two-year performance goals and certain additional vesting requirements.
On February 29, 2012, the Committee established the following performance goals for a 2012/2013 LTEIP: revenue of at least $2.45 billion (40%), Adjusted EBITDA Margin (Adjusted EBITDA divided by revenue) of at least 19.3% (40%), and safety performance as measured by the total recordable incident rate (“TRIR”) of no more than 1.25 (20%). Each of those three performance goals would be determined independently, with the respective number of the total shares which could potentially vest under any award based on achievement of that goal to be determined by multiplying the total number of shares subject to such award by the percentage shown after each goal in the preceding sentence. If any one or more of those performance goals were achieved by December 31, 2012, 50% of the shares which could potentially vest based on achievement of that goal would vest on March 31, 2013 and 50% would vest on December 31, 2013, in each case subject to continued employment on that respective date. For any performance goal which was not satisfied by December 31, 2012 but became satisfied by December 31, 2013, the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on March 15, 2014, December 15, 2014 and December 15, 2015, subject to continued employment on those dates. If any of the goals were not satisfied by December 31, 2013, all of the shares which could potentially vest based on achievement of that goal would be forfeited.
On March 30, 2012, the Committee granted a total of 68,719 performance-based restricted stock awards under the 2012/2013 LTEIP to a total of 78 members of the SLT, not including the CEO. Depending upon the level of responsibility of a particular executive within the SLT, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2011 at 30%, 40% or 60% of base compensation. Each of the Named Executive Officers, other than the CEO and Mr. Gagnon, then received the maximum 60%. On June 25, 2012, one of the 78 members of the SLT (who is not a Named Executive Officer) also received an additional 400 performance-based restricted shares. On September 11, 2012, upon joining the Company, Mr. Gagnon received a grant of 1,392 performance-based shares under the 2012/2013 LTEIP reflecting the fact that he would be employed for approximately four months of 2012.

Section 10(i)(3) of the Company's 2010 Stock Incentive Plan, under which the Committee has since 2010 established the Company's LTEIPs, provides that in determining whether performance goals have been satisfied during a relevant performance period, the Committee may exclude the impact of an event or occurrence, such as a major acquisition, which the Committee determines should appropriately be excluded. Each of the performance-based restricted stock award agreements issued under the 2012/2013 LTEIP therefore provided that (i) the Committee had the right, in its sole discretion, to modify during 2012/2013 any or all of the performance goals established by the Committee under the 2012/2013 LTEIP for such events as acquisitions, asset sales, changes in accounting, or other unanticipated significant corporate events occurring during the performance period which distort normalized operations and (ii) the Committee had the sole right to determine whether the Company had achieved the performance goals (as adjusted if appropriate) and certify such achievement in accordance with the 2010 Plan. Section 10(f) of the 2010 Plan also provides that the Committee may amend, modify or terminate any outstanding award, without the consent of the participant holding such award, if the Committee determines that the action, taking into account any related action, would not materially and adversely affect the participant's rights under the Plan.
At their meeting on March 3, 2013, the Committee determined that, although none of the performance goals for the 2012/2013 LTEIP had been satisfied in 2012, the Company's acquisition on December 28, 2012 of Safety-Kleen would virtually assure that the revenue goal of $2.45 billion would be achieved in 2013 if the Committee did not modify that goal. This would be true even if the combined revenues during 2013 of Clean Harbors and Safety-Kleen did not increase from the combined revenues of the stand-alone entities during 2011 or 2012. The Committee believed such a result would not be consistent with the objective of the 2010 Plan that performance-based shares should vest only if the Company's performance improved, as determined by achievement of performance goals established by the Committee and modified, if deemed appropriate by the Committee, to address events such as major acquisitions occurring during the performance period. Accordingly, acting in accordance with the provisions of the 2010 Plan and the award agreements issued under the 2012/2013 LTEIP described above, the Committee, at their meeting on March 3, 2013 and by unanimous written consents dated March 23-26, 2013, set revised goals for the 2012/2013 LTEIP at revenue of at least $3.72 billion (50%) and Adjusted EBITDA Margin of at least 16.3% (50%), with the specified percentages of the shares granted pursuant to the 2012/2013 LTEIP to vest subject to continued employment. On February 26, 2014, the Committee determined that the Company’s revenue for 2013 was $3.51 billion and Adjusted EBITDA Margin for 2013 was 14.5%. Since each of these results was below the modified goals established by the Committee in March 2013, all of the restricted shares which had been issued under the 2012/2013 LTEIP were forfeited.
On March 3, 2013, the Committee established the following performance goals for a 2013/2014 LTEIP: revenue of at least $4.0 billion (40%), Adjusted EBITDA Margin (Adjusted EBITDA divided by revenue) of at least 17.5% (40%), and safety performance as measured by the total recordable incident rate (“TRIR”) of no more than 1.6 (20%). Each of those three performance goals would be determined independently, with the respective number of the total shares which could potentially vest under any award based on achievement of that goal to be determined by multiplying the total number of shares subject to such award by the percentage shown after each goal in the preceding sentence. If any one or more of those performance goals were achieved by December 31, 2013, 50% of the shares which could potentially vest based on achievement of that goal would vest on March 31, 2014 and 50% would vest on December 31, 2014, in each case subject to continued employment on that respective date. For any performance goal which was not satisfied by December 31, 2013 but became satisfied by December 31, 2014, the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on March 15, 2015, December 15, 2015, and December 15, 2016, subject to continued employment on those dates. If any of the goals were not satisfied by December 31, 2014, all of the shares which could potentially vest based on achievement of that goal would be forfeited.
On May 6, 2013, the Committee granted a total of 112,886 performance-based restricted stock awards under the 2013/2014 LTEIP to a total of 112 members of the SLT, not including the CEO. Depending upon the level of responsibility of a particular executive within the SLT, he or she was eligible to receive performance-based restricted shares valued at December 31, 2013 at between 10% and 70% of base salary. Each of the Named Executive Officers, other than the CEO and Mr. Gagnon, then received the maximum 70% except for Mr. Weber, who received 60%. On August 19, 2013 and September 24, 2013, two additional members of the SLT (neither of whom is a Named Executive Officer) also received 625 and 843 performance-based restricted stock awards, respectively.
On March 10, 2014, the Committee determined that the Company’s revenue for 2013 was $3.51 billion, Adjusted EBITDA Margin for 2013 was 14.5%, and TRIR for 2013 was 1.78. Since each of these results was below the goals established by the Committee in March 2013 for the 2013/2014 LTEIP, none of the restricted shares which had been issued under the 2013/1014 LTEIP then vested. Depending upon the Company’s performance during 2014, such shares remain subject to potential future vesting or forfeiture.
Chief Executive Officer Compensation
As described above, the Company's Board of Directors, acting on the recommendation of the Compensation Committee, sets the annual base salary of the CEO and determines whether any cash bonus, in addition to any such bonus earned under the Company's CEO Annual Incentive Bonus Plan (or the 2014 Annual CEO Incentive Plan for years 2014-2018), should be payable. In addition, the Committee sets during the first quarter of each year the performance goals and bonuses which may potentially be earned by the CEO for such year under the Company's CEO Annual Incentive Bonus Plan (or the 2014 Annual CEO Incentive Plan for years 2014-2018) and determines in the first quarter of the following year the extent, if any, to which a bonus has been earned based upon achievement of such performance goals.
On March 4, 2013, the Board of Directors set the base salary for 2013 (retroactive to January 2013) of Alan McKim, the CEO, at $950,000, which was the same base salary which Mr. McKim had received for 2012. Mr. McKim again refused to accept any form of equity compensation.
On March 3, 2013, the Compensation Committee established the terms of the potential CEO annual incentive bonus for 2013 under the CEO Annual Incentive Bonus Plan. The terms provided that the CEO would potentially be able to earn a cash bonus for 2013 of between $570,000 and $2,000,000, based upon whether the Company achieved 2013 revenues (subject to future adjustment in the event of any future significant acquisitions) of between $3.348 and $4.92 billion, Adjusted EBITDA of between $525.0 million and $690.0 million, and improvements in health and safety statistics based on the Company's total recordable incident rate (“TRIR”) of not more than 1.84 to 1.56. The table below describes the respective amounts of the potential bonus that could be earned for 2013 at the threshold, midpoint and maximum levels for each of these criteria as established by the Committee, as well as the Committee's determination on March 10, 2014 of the extent (if any) to which each of those target levels had been achieved during 2013.

	Threshold	Midpoint	Maximum(1)	Achievement
Revenue [w/o acquisitions]
Goal	$3.348 Billion	$3.720 Billion	$4.092 Billion	$3.510 Billion
Bonus	$142,500	$285,000	$427,500	$204,425
EBITDA
Goal	$525 Million	$600 Million	$690 Million	$510 Million
Bonus	$427,500	$855,000	$1,282,500	$—
TRIR
Goal	N/A	1.84	1.56	1.78
Bonus	$—	$285,000	$427,500	$315,978
Total	$570,000	$1,425,000	$2,137,500	$520,403
_________________________

(1)	Under the terms of the CEO Annual Incentive Bonus Plan, under no circumstances could the aggregate amount of the bonus paid under the Plan for 2013 exceed $2.0 million.

The terms of the CEO Annual Bonus Plan (and the 2014 Annual Incentive Bonus Plan) provide (as is also true for the MIP as described above) that, in deciding whether to grant a bonus under the Plan for any year, the Committee has discretion, if it deems it to be in the best interests of the Company, to decrease, but not increase, amounts which would otherwise be payable based upon satisfaction of the goals established under the Plan for such year. At their meeting on March 10, 2014, the Committee determined, because of the Company’s overall performance during 2013, that it was in the best interests of the Company that no bonus be paid under the CEO Annual Bonus Plan for 2013 and no such bonus was paid.

The Compensation Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2013 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company's performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals and that, by selecting improvements in health and safety statistics as one of the three goals for 2013, the goals were consistent with reducing the Company's overall risks.

Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to their “covered employees” to the extent that the annual compensation paid to any such employee exceeds $1.0 million unless such excess qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the CEO and the three next highest paid executives (other than the CFO) in the most recently completed fiscal year. In order to facilitate the Company's ability to fully deduct compensation paid to its executive officers, the Company has adopted, as described above under “Performance-Based Cash Bonuses” and “Chief Executive Officer Compensation,” the Management Incentive Plan, the CEO Annual Incentive Bonus Plan and the 2014 Annual CEO Incentive Plan, each of which is structured to cause cash bonuses payable to the covered employees pursuant to those Plans to qualify as “performance-based compensation” under Section 162(m) and therefore be fully deductible for federal income tax purposes. The Company's 2010 Stock Incentive Plan, as approved by the Company's shareholders in May 2010, also permits the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow the compensation arising from such grants and awards to qualify as “performance-based compensation” as defined under Section 162(m). Since 2005, the Compensation Committee has structured, and intends to continue to structure, cash bonuses paid under the CEO Annual Incentive Bonus Plan (or 2014 Annual CEO Incentive Plan for years 2014-2018), the MIP or as any supplemental bonuses and any stock option grants and restricted stock awards in a manner which will allow full deductibility unless the Committee determines that such limitation would not be in the best interests of the Company or its shareholders.
Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold shares of common stock having a market value equal to at least 2.5 times the then annual compensation for non-employee directors (exclusive of committee and other fees), which amount is currently $160,000, within three years of becoming a director; Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards; and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period. As of March 1, 2014, all of the Company's directors and Named Executive Officers were in compliance with the Company's stock ownership guidelines.
Employment, Termination of Employment and Change of Control Agreements
The Company does not have employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee's options and restricted stock awards become fully vested.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary, offset by the amount of earnings from other employment obtained, for various periods of time up to a maximum of one year after termination of employment. The amount of such severance will be at the rate of the executive's base salary in effect at the time of termination of employment, payable periodically in accordance with the Company's normal executive salary payment polices, plus continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment for a similar period as the payment of severance.

Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) such executive's employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) such executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) such executive's primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive's position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company's management and recommended that it be included in this proxy statement.

Eugene Banucci, Chairman Daniel J. McCarthy John P. DeVillars Andrea Robertson

SUMMARY COMPENSATION TABLE
The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the two persons who served as Chief Financial Officer during portions of 2013, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2013 (such six executives being collectively the “Named Executive Officers”). The “Stock Awards” and “Total” columns in the table include values for restricted shares which are subject to performance and/or time vesting and which, in the case of such performance awards, are valued based on the probable outcome of the performance conditions as of the respective grant dates. However, the Named Executive Officers may never realize any value from those awards, or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such restricted shares are reported in several different tables in this proxy statement. For that reason, investors should take care to not “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(4)	Total
Alan S. McKim	2013	$950,000	$—	$—	—	$—	$1,032	$951,032
Chairman of the Board	2012	$950,000	$—	$—	—	$—	$1,032	$951,032
and Chief Executive Officer	2011	$850,000	$—	$—	—	$1,275,000	$45,441	$2,170,441

James M. Rutledge	2013	$500,000	$175,000	$1,781,246	—	$—	$1,584	$2,457,830
Vice Chairman, President	2012	$435,000	$50,000	$214,513	—	$257,476	$1,584	$958,573
and Chief Financial Officer (5)	2011	$380,000	$—	$510,484	—	$550,240	$1,032	$1,441,756

Robert E. Gagnon	2013	$39,667	$—	$—	—	$—	$—	$39,667
Former Executive Vice President	2012	$125,139	$—	$320,140	—	$—	$61	$445,340
and Chief Financial Officer (6)	2011	$—	$—	$—	—	$—	$—	$—

Eric W. Gerstenberg	2013	$450,000	$175,000	$1,015,753	—	$—	$240	$1,640,993
President,	2012	$395,000	$50,000	$194,786	—	$249,403	$240	$889,429
Environmental Services*	2011	$375,000	$—	$447,555	—	$545,625	$240	$1,368,420

David M. Parry	2013	$395,000	$175,000	$1,015,753	—	$—	$360	$1,586,113
President,	2012	$395,000	$—	$194,786	—	$211,878	$360	$802,024
Industrial and Field Services*	2011	$350,000	$—	$417,718	—	$507,750	$360	$1,275,828

Brian P. Weber	2013	$325,000	$250,000	$336,656	—	$—	$360	$912,016
Executive Vice President -	2012	$300,000	$100,000	$118,366	—	$181,170	$360	$699,896
Corporate Planning and	2011	$300,000	$100,000	$268,122	—	$438,750	$240	$1,107,112
and Development*
__________________________

*	Clean Harbors Environmental Services, Inc.

(1)
Except for the bonuses described under “Bonus” and paid for 2013 and 2012 to certain of the Named Executive Officers for successful completion of projects relating to the Company’s acquisitions and the financing and integration thereof, the Compensation Committee granted all cash bonuses for 2013, 2012 and 2011 to Named Executive Officers (as described under “Non-Equity Incentive Plan Compensation”) pursuant to (i) in the case of the Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2013, 2012 or 2011 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718. For the non-performance awards vesting over time, the full grant date fair value was reported in the grant year. For the performance awards granted in 2013 and 2012, management believed at the respective grant dates that it was not then probable the two-year performance targets would be achieved in either the grant year or the following year and therefore no grant date fair value was reported. If all of the performance criteria included in the 2013 and 2012 grants were to be satisfied, the maximum value of the stock awards on the grant date (based on the closing price of the Company's common stock on such dates) would have been $297,562 and $300,359 for Mr. Rutledge, $0 and $74,347 for Mr. Gagnon, $270,161 and $272,754 for Mr. Gerstenberg, $270,161 and $272,754 for Mr. Parry, and $175,857 and $147,924 for Mr. Weber. For the performance awards granted in 2011, management believed at the grant date that it was then probable the two-year performance targets would be achieved in either the grant year or the following year, and therefore the full grant date fair value was reported in the grant year.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2013, 2012 or 2011.

(4)	The other compensation for Mr. McKim related primarily to his personal use in 2011 of the Company's jet airplane.

(5)
During 2012, Mr. Rutledge served as Chief Financial Officer from January 1, 2012 to August 20, 2012. Upon the hiring of Mr. Gagnon as Chief Financial Officer on August 20, 2012, Mr. Rutledge assumed the position of Chief Operating Officer. On February 4, 2013, with the resignation of Mr. Gagnon, Mr. Rutledge was re-appointed Chief Financial Officer.

(6)	During 2012 and 2013, Mr. Gagnon served as Executive Vice President - Finance and Chief Financial Officer from August 20, 2012 until his resignation from such positions on February 4, 2013.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain performance criteria and personal goals, for payment during the first quarter of 2014 for the year ended 2013 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the restricted and performance shares granted during 2013 under the Company's 2010 Stock Incentive Plan. The actual amounts of the cash bonuses (if any) which were paid for 2013 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2013, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2014 pursuant to the CEO Annual Incentive Bonus Plan or the MIP for 2013. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2013.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP			Restricted and Performance Stock Awards
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares
Alan S. McKim	N/A	$570,000	$1,425,000	$2,000,000	—	—
James M. Rutledge	N/A	$415,841	$543,854	$684,098	—	—
	3/11/2013				28,600	$1,568,710
	5/6/2013	—	—	—	5,484	$297,562
	5/6/2013	—	—	—	3,917	$212,536
Robert E. Gagnon (2)	N/A	$—	$—	$—	—	—
Eric W. Gerstenberg	N/A	$375,539	$491,146	$617,798	—	—
	3/11/2013				15,000	$822,750
	5/6/2013	—	—	—	4,979	$270,161
	5/6/2013	—	—	—	3,557	$193,003
David M. Parry	N/A	$347,328	$454,250	$571,388	—	—
	3/11/2013				15,000	$822,750
	5/6/2013	—	—	—	4,979	$270,161
	5/6/2013	—	—	—	3,557	$193,003
Brian P. Weber	N/A	$276,616	$361,771	$455,061	—	—
	3/11/2013				4,000	$219,400
	5/6/2013	—	—	—	3,241	$175,857
	5/6/2013	—	—	—	2,161	$117,256
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2013.

(2)	Mr. Gagnon voluntarily terminated his employment with the Company on February 4, 2013 and therefore was not eligible for the Annual Incentive Bonus Plan or MIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the equity awards held at December 31, 2013 by each of the Named Executive Officers.

	Option Awards
	Number of Shares	Number of Shares			Stock Awards
Name	Underlying Unexercised Stock Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	—	$—
James M. Rutledge	—	—	—	—	49,448	$2,964,902
Robert E. Gagnon	—	—	—	—	—	$—
Eric W. Gerstenberg	—	—	—	—	34,230	$2,052,431
David M. Parry	—	—	—	—	33,980	$2,037,441
Brian P. Weber	—	—	—	—	15,757	$944,790
OPTION EXERCISES AND STOCK VESTED
The following table shows for each of the Named Executive Officers the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2013. The high and low sales prices of the Company's Common Stock in 2013 were $64.12 and $48.22, respectively. The last sale price at year-end was $59.96. No stock appreciation rights (“SARs”) were exercised during 2013 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	—	—	$—
James M. Rutledge	—	—	9,532	$525,213
Robert E. Gagnon	—	—	—	$—
Eric W. Gerstenberg	—	—	1,228	$68,952
David M. Parry	—	—	1,146	$64,348
Brian P. Weber	—	—	—	$—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2013. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$2,964,902
	Key Employee Retention Plan	$500,000	—	$500,000	(4)
Robert E. Gagnon (5)	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	—
	Key Employee Retention Plan	—	—	—
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$2,052,431
	Key Employee Retention Plan	$450,000	—	$450,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$2,037,441
	Key Employee Retention Plan	$395,000	—	$395,000	(4)
Brian P. Weber	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$944,790
	Key Employee Retention Plan	$325,000	—	$325,000	(4)
__________________________

(1)	The fair value of the restricted stock is computed using the December 31, 2013 stock price of $59.96.

(2)
Executive is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)	Executive is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

(5)	Mr. Gagnon voluntarily terminated his employment with the Company on February 4, 2013 and therefore did not receive any of the potential payments described in this table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)
The Company's Board of Directors is seeking an advisory vote from the Company's shareowners to approve the compensation of the Company's Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2011 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.
As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareowners.
Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Company's Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Compensation Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•
The Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2009 to December 31, 2013, a total shareowner return of 89%, compared to 108% for the NYSE Composite Index and 73% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).

•
Alan S. McKim, the Company's founder and Chief Executive Officer, has always refused to accept any form of equity incentives in light of his status as the largest individual owner of shares in the Company, and the Company has not granted stock options to any of its other executive officers in the past five years.

•
The Compensation Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives provided in the form of non-performance based restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance shares awarded to the Named Executive Officers (other than Mr. McKim, who has received no equity awards) become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•
The Compensation Committee's actions reflect its pay-for-performance philosophy. All of the performance shares granted to the Named Executive Officers under the 2010-11 and 2011-12 Long-Term Equity Incentive Programs, as well as certain cash bonuses established by the Compensation Committee for 2010 and 2011, vested or became payable because of the Company's strong performance during 2011. However, because the Company’s performance during 2012 and 2013, none of the cash bonuses which could potentially be earned for 2012 or 2013 under the Company's CEO Annual Incentive Bonus Plan became payable, only 36% and none of the total cash bonuses which could potentially be earned for 2012 or 2013 under the Company's Management Incentive Plan (for senior managers other than the CEO) became payable, and none of the performance-based restricted shares granted under the Company's 2012/2013 and 2013/2014 Long-Term Equity Incentive Programs vested during 2012 or 2013.

•	The Company has not entered into employment agreements with any of its executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers (other than the CEO, who has received no restricted stock awards) would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has stock ownership guidelines for directors and executive officers.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

APPROVAL OF AMENDMENT TO SECTION 6(m) OF 2014 CEO ANNUAL INCENTIVE PLAN
(Item 3 on Proxy Form)
The Company's Board of Directors is requesting that the shareholders approve an amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan (the “CEO Incentive Plan”), which was approved by the shareholders at the annual meeting held on May 6, 2013, became effective on January 1, 2014, and succeeded and replaced the Company's prior CEO Annual Incentive Bonus Plan (the “Prior CEO Incentive Plan”) under which annual CEO bonuses were calculated for each of the five fiscal years ended December 31, 2013. The reason why the Company's Board of Directors is recommending the shareholders approve the proposed amendment to the CEO Incentive Plan is to add return on total assets (excluding excess cash), return on long-term assets, return on invested capital and return on shareholder equity to the Performance Criteria from which the Compensation Committee may select in determining potential bonuses for the CEO under the Plan. These four additional Criteria are now available as Performance Criteria for selection by the Committee under the Company’s Management Incentive Plan, as amended and restated on March 5, 2012 and approved by the shareholders on May 7, 2012, and under which the Compensation Committee determines annual cash bonuses for members of senior management other than the CEO. The features of the CEO Incentive Plan and the proposed amendment are summarized below, the full text of the Plan is attached as Appendix A to the Company’s proxy statement for the 2013 annual meeting of shareholders as filed with the Securities and Exchange Commission on March 22, 2013, which is available on the SEC’s website at http://sec.gov, or without cost by contacting the Company at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, Attention: Executive Offices, and the full text of the proposed amendment is set forth as Appendix A to this proxy statement and marked to show the changes which are proposed to be made thereby to the CEO Incentive Plan.
General
The purposes of the CEO Incentive Plan are to provide an incentive each year for performance of the Company's Chief Executive Officer (“CEO”) by making a significant percentage of the CEO's total cash compensation dependent upon the level of the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the “Code”).
Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to each of certain executive officers, including the CEO, in any year to $1.0 million unless any excess over $1.0 million qualifies as “performance-based compensation” as defined in Section 162(m). As described above in this proxy statement under “Compensation Discussion and Analysis - Chief Executive Officer Compensation,” and “Summary Compensation Table,” the total compensation paid to Alan S. McKim, the Company's CEO was $951,032 for 2013, $951,032 for 2012, and $2,170,441 for 2011. Of such total compensation, no portion for 2012 or 2013 consisted of such a bonus, but $1,275,000 paid for 2011 consisted of a cash bonus under the Prior CEO Incentive Plan. Because that bonus for 2011 was paid pursuant to the Prior CEO Incentive Plan, it was fully deductible for federal income tax purposes. If that had not been true, Section 162(m) would have limited the Company's ability to deduct for federal income tax purposes in 2011 the portion of such bonus which, when combined with the CEO's salary and all other compensation for that year, exceeded $1.0 million.
Administration
The CEO Incentive Plan is administered by the Compensation Committee (the “Committee”) of the Company's Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Eugene Banucci, Chairman, Daniel J. McCarthy, John P. DeVillars and Andrea Robertson.
Annual Incentive Bonuses
Under the CEO Incentive Plan, the CEO's annual incentive bonuses (not to exceed $3,000,000 for any one year) is earned by the CEO or the Company meeting certain Performance Criteria selected by the Committee for each year the Plan is in effect. For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement, and the respective amounts of bonus which may potentially be earned based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee also determines how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. Under the Plan as now in effect, the Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the

Company's credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, health, safety and compliance statistics (“HS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on an absolute performance under such measure or measures for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group of companies.
The purpose of the proposed amendment to Section 6(m) of the CEO Incentive Plan is to add return on the total assets (excluding excess cash), return on long-term assets, return on invested capital and return on shareholder equity to the Performance Criteria from which the Compensation Committee may select in determining cash bonuses for the CEO under the Plan. Those four additional Criteria are now available as Performance Criteria for selection by the Committee under the Company’s Management Incentive Plan, as amended and restated on March 5, 2012 and approved by the shareholders on May 7, 2012, and under which the Compensation Committee determines annual cash bonuses for members of senior management other than the CEO.
On or before the 90th day of each year, the Committee determines the Performance Criteria for such year and the respective amounts of bonus which can potentially be earned at each of a Threshold and Maximum level of achievement for each such Criteria. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee also determines how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. The Performance Criteria and the related levels of achievement, as established by the Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each level have been achieved and (2) the total dollar amount of the bonus for each year which has been earned based on such performance. Once the Committee has established for any year the Performance Criteria and the related Threshold and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.
Within 75 days following the end of each year, the Committee determines and certifies in writing to the full Board whether or not each of the Performance Criteria has been satisfied and, if so, at what level, and the amount, if any, of the total bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of the total bonus earned, as certified by the Committee, are payable to the CEO on or before March 15 of the year following the award year.
Amount of Potential Annual CEO Bonuses
The Company cannot now predict the amount, if any, of the bonuses which the CEO may earn in the future under the CEO Incentive Plan if the proposed amendment to Section 6(m) is approved by the shareholders and becomes effective as of January 1, 2014. However, the proposed amendment does not affect the maximum amount of annual bonuses which may be paid to the CEO under the Plan, whose terms are substantially similar to those of the Prior CEO Incentive Plan under which potential CEO bonuses were calculated for each of the five fiscal years ended on December 31, 2013. As described above under “General,” the respective amounts of the CEO annual bonuses which were paid were $0 for 2013, $0 for 2012, and $1,275,000 for 2011. On March 10, 2014, the Committee established the terms of the potential CEO annual incentive bonus for 2014. The respective amounts of the bonus which may be earned at the Threshold, Midpoint and Maximum levels established by the Committee for 2014 are as follows (with the level of achievement to be based on certain specified percentages of the currently budgeted amounts of revenue, Adjusted EBITDA and return on invested capital (“ROIC”), and targeted level of HS&C statistics):

	Threshold	Midpoint	Maximum

Revenue [w/o major acquisitions]
Bonus	$142,500	$285,000	$427,500
Adjusted EBITDA
Bonus	$213,750	$427,500	$641,250
ROIC
Bonus	$213,750	$427,500	$641,250
TRIR
Bonus	N/A	$285,000	$427,500
Total	$570,000	$1,425,000	$2,137,500

Vote Required for Approval
Approval of the proposed amendment to Section 6(m) of the CEO Incentive Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve the amendment (whether by reason of marking the “abstain” box on a proxy card or as a result of broker “non-votes”) will not be taken into account in the voting. As described above under “Amount of Potential Annual CEO Bonuses,” the Compensation Committee, at their meeting on March 10, 2014, determined that up to $641,250 of the total incentive bonus potentially payable to the CEO for the year ending December 31, 2014, will become payable based upon the extent to which the Company achieves specified levels of return on invested capital for 2014. The use by the Committee of return on invested capital as a Performance Criteria for 2014 is, however, subject to approval by the shareholders at the annual meeting of the proposed amendment to Section 6(m) of the Plan.

If the proposed amendment to Section 6(m) of the CEO Incentive Plan is not approved by the shareholders, the amount of the bonus (if any) which may be payable to the CEO for 2014 under the Plan will be calculated without regard to the portion of the total potential bonus which the Committee has determined (subject to shareholder approval of the proposed amendment to Section 6(m) of the Plan) could be earned based on return on invested capital. In such event, in addition to paying a bonus (if any) determined by the Company’s revenue, Adjusted EBITDA, and TRIR for 2014 (which are already permitted Performance Criteria under the Plan), the Committee might decide to grant to the CEO some additional bonus based on return on invested capital or such other criteria as may then be deemed appropriate by the Committee to reflect the Company’s performance during 2014. However, if the shareholders do not approve the proposed amendment to Section 6(m) of the Plan, Section 162(m) of the Code would limit the Company's ability to deduct for federal income tax purposes the amount by which any such additional bonus causes the total base compensation and bonuses (exclusive of any bonus calculated in accordance with the CEO Bonus Plan as now in effect) paid to the CEO for 2014 to exceed $1,000,000.
The Board of Directors recommends that shareholders vote “FOR” approval of the proposed amendment to Section 6(m) of the CEO Incentive Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted ‘FOR” approval of such amendment.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Form)
Selection of the Company's Independent Registered Public Accountant
Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors selects the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2014. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2006. Representatives of Deloitte are expected to be present at the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.
In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.
During the two most recent fiscal years of the Company ended December 31, 2013 and 2012, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte  as the Company's independent registered public accounting firm for 2014 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit and Related Fees
In addition to retaining Deloitte to audit the Company's consolidated financial statements and certain other services for the two years ended December 31, 2013 and 2012, the Company and its subsidiaries retained Deloitte to provide tax services for 2012. The aggregate fees and expenses billed for 2013 and 2012 for these services were as described in the following table:

	For the Year
	2013	2012
Audit Fees	$3,287,944	$3,332,657
Audit-Related Fees	42,368	515,189
Tax Fees	—	40,900
All Other Fees	2,600	2,200
	$3,332,912	$3,890,946
Audit Fees ($3,287,944 for 2013 and $3,332,657 for 2012) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees ($42,368 for 2013 and $515,189 for 2012) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category for 2013 included finalizing work performed related to the $600.0 million senior unsecured offering which was privately placed in December 2012. The services for the fees disclosed under this category for 2012 included work performed related to a response to a comment letter from the Securities and Exchange Commission, an $800.0 million senior unsecured note offering which was privately placed in July

2012, a subsequent registered exchange offering relating to such notes, a public offering of 6.9 million shares of the Company's common stock, and a $600.0 million senior unsecured offering which was privately placed in December 2012.
Tax Fees ($0 for 2013 and $40,900 for 2012) include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice.
All Other Fees ($2,600 for 2013 and $2,200 2012) include fees and expenses for services which do not fall within the categories described above. In 2013 and 2012, the fees disclosed under this category included Deloitte's Accounting and Research Tool.
The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2013 and 2012 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 9, 2008, is available on the Company's website at www.cleanharbors.com. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2013 and 2012, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte has also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte the firm's independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2013 and 2012 consisted primarily of tax services, is compatible with the independence standard.
Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2013 and 2012 be included in the Company's Annual Report on Form 10-K for 2013, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2014. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Thomas J. Shields, Chairman
Eugene Banucci
John F. Kaslow
Andrea Robertson
Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

PERFORMANCE GRAPH
The following graph compares the five-year return from investing $100 in each of our common stock, the NYSE Composite Index, and an index of environmental services companies (custom peer group) compiled by CoreData. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date was December 31, 2008, when our common stock closed at $31.72 per share.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NYSE COMPOSITE INDEX, AND CUSTOM PEER GROUP
ASSUMES $100 INVESTED ON JAN. 1, 2009
ASSUMES DIVIDEND REINVESTED
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2013 such filing requirements were satisfied on a timely basis, except that Laura Schwinn, David Eckelbarger, Curt Knapp and Robert Craycraft were each late in filing one Form 3 and Steven Fusco, Michael Battles, Curt Knapp and David Eckelbarger were each late in filing one Form 4.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2015 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than November 6, 2014.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not later than November 6, 2014. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4C to the Company's Report on Form 8-K as filed on December 6, 2011, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION
Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Offices. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.
OTHER MATTERS
Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 29, 2014
THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

Appendix A
CLEAN HARBORS, INC.
AMENDMENT TO SECTION 6(m) OF
2014 ANNUAL CEO INCENTIVE PLAN
This Amendment to the Clean Harbors, Inc. 2014 Annual CEO Stock Incentive Plan (the “Plan”), is hereby made and adopted by the Compensation Committee of the Board of Directors of Clean Harbors, Inc. (the “Company”), this Amendment to become effective subject to and on the date (the “Effective Date”) on which this Amendment shall be approved by the shareholders of the Company, all in accordance with Section 5(c) of the Plan.

1.    As of the Effective Date, Section 6(m) of the Plan is amended to read as follows (with the marked changes showing the revisions to the wording of such Section as heretofore in effect):

(m)
“Performance Criteria” means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Bonus has been earned in whole or in part. Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company’s credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, return on total assets (excluding excess cash), return on long-term assets, return on invested capital, return on shareholder equity, health, safety and compliance statistics (“HS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company’s outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on the Company’s absolute performance under any such measure or measures for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.

2.	Except as amended herein, all other terms and conditions of the Plan shall continue in full force and effect.

A-1

CLEAN HARBORS, INC.
ATTN: JOSEPH M. DUNN
42 LONGWATER DRVE
P.O. BOX 9149
NORWELL, MA 02061-9149

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, June 17, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 17, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Eugene Banucci 02 Edward G. Galante 03 Thomas J. Shields 04 John R. Welch

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To approve an advisory vote on the Company's executive compensation.	0	0	0
3. To approve an amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan.	0	0	0
4. To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000166192_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report is/are available at www.proxyvote.com .

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 18, 2014
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James M. Rutledge, C. Michael Malm and Michael L. Battles, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, June 18, 2014, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's executive compensation, (iii) for approval of the proposed amendment to Section 6(m) of the Company's 2014 CEO Annual Incentive Plan, and (iv) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

0000166192_2 R1.0.0.51160